                                  EXHIBIT 10.8

EMPLOYMENT AGREEMENT BETWEEN THE REGISTRANT AND JACK L. THOMPSON DATED JUNE 23, 1997.

                              EMPLOYMENT AGREEMENT

         This Agreement is made as of June 23, 1997, between PENDA CORPORATION, a Florida corporation (the "Company"), and JACK L. THOMPSON (the "Executive").

         NOW THEREFORE, in consideration of (a) the Executive's employment and continued employment with the Company, (b) the compensation paid to the Executive for his services hereunder and the benefits provided to the Executive in connection therewith, (c) the use by the Executive of the facilities and other resources of the Company, (d) the opportunity provided by the Company to the Executive to acquire or use information relating to or based on the business of the Company, and (e) the opportunity provided by the Company to the Executive to acquire shares of capital stock of the Company, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

         1.       Interpretation of this Agreement.

                  (a) Terms Defined. As used herein, the following terms when used in this Agreement have the meanings set forth below:

                  "Affiliate" has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act of 1934, as amended.

                  "Base Salary" shall have the meaning given to it under
Section 2(b) of this Agreement.

                  "Board" means the Board of Directors of the Company.

                  "Bonus Year" shall have the meaning given to it in section 2(e) of this Agreement.

                  "Cause" means (i) the commission of any act by the Executive constituting financial dishonesty against Company or its Affiliates, (ii) the conviction by the Executive of a felony or other crime involving moral turpitude, (iii) gross dereliction of duty to the Company or its Subsidiaries,
(iv) the Executive's breach of the fiduciary duty of loyalty to the Company or its Subsidiaries, (v) any breach by the Executive of any of the material terms of this Agreement (including without limitation Sections 3, 4, 5, 6, 7 or 8 hereof), or (vi) conduct by the Executive which could reasonably be expected to have a material adverse effect on the business, properties, results of operations, financial condition or prospects of the Company or its Subsidiaries.

                  "Company" has the meaning given to it in the first sentence of this Agreement.

                  "Company Information" means Confidential Information and Trade Secrets.

                  "Confidential Information" means confidential data and confidential information relating to the business of the Company (which does not rise to the status of a Trade Secret under applicable law) which is or has been disclosed to the Executive or of which the Executive became aware as a consequence of or through his employment with the Company and which has material value to the Company and its Affiliates and is not generally known to the competitors of the Company and its Affiliates. Confidential Information shall not include any data or information that (i) has been voluntarily disclosed to the general public by the Company or its Affiliates, (ii) has been independently developed and disclosed to the general public by others, or (iii) otherwise enters the public domain through lawful means.

                  "Continuation Period" shall have the meaning given to it in
Section 2(d) hereof.

                  "Disability" means the Executive's inability to perform his normal duties for any 180 consecutive calendar day period or any 180 business days (whether or not consecutive) during any 365 calendar day period.

                  "Employment Period" shall have the meaning given to it in
Section 2(a) hereof.

                  "Executive" shall have the meaning given to it in the first sentence of this Agreement.

                  "Incentive Compensation" shall have the meaning given to it in Section 2(e) of this Agreement.

                  "Independent Third Party" shall have the meaning given to it in Section 2(a) hereof.

                  "Person" means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a governmental entity (or any department, agency or political subdivision thereof).

                  "Stock Option Plan" means the Company's Management Stock Option Plan and Agreement for Jack L. Thompson, as the same may be amended from time to time.

                  "Subsidiary" means any corporation with respect to which a specified Person (or a Subsidiary thereof) owns, directly or indirectly, a majority of the common stock or has the power to vote or direct the voting of sufficient securities to elect a majority of the directors.

                  "Trade Secrets" means information of the Company and its Subsidiaries including, but not limited to, technical or nontechnical data, formulas, patterns, compilations, programs, financial data, financial plans, product or service plans or lists of actual or potential customers or suppliers which (i) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use, and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

                  (b) Interpretation. The words "herein," "hereof," "hereunder" and other words of similar import refer to this Agreement as a whole, as the same from time to time may be amended or supplemented and not any particular section, paragraph, subparagraph or clause contained in this Agreement. Wherever from the context it appears appropriate, each term stated in either the singular or plural shall include the singular and the plural, and pronouns stated in masculine, feminine or neuter gender shall include the masculine, feminine and the neuter.

         2.       Employment.

                  (a) Duration. The Company agrees to employ the Executive and the Executive accepts such employment for the period (the "Employment Period") beginning on the date hereof and ending upon the first to occur of (i) December 31, 2001, (ii) the Executive's voluntary resignation, (iii) the date on which the Executive is terminated for Cause, (iv) the date on which the Board determines in its discretion that the Executive's employment with the Company is no longer in the best interest of the Company (in which latter event, the Executive will be entitled to severance pay as described in Section 2(d) below) (termination pursuant to this clause (iv) is sometimes referred to in this Agreement as "termination without Cause"), (v) the Executive's death, (vi) the Executive's Disability, or (vii) the sale of the Company to an Independent Third Party (including without limitation, by merger, consolidation, sale of all or substantially all of its assets, sale of all of the outstanding Common Stock or otherwise). For purposes hereof, the term "Independent Third Party" means any person who, prior to any sale of the company referred to in clause (vii), does not own in excess of 5% of the Company's common stock on a fully-diluted basis, who is not controlling, controlled by or under common control with any such 5% owner of the Company's common stock and who is not the spouse, ancestor or descendant (by birth or adoption) of any such 5% owner of the Company's common stock. The Executive agrees to give the Board at least 90 days prior written notice of his resignation. In the event the Executive's Employment shall be terminated without Cause, the Company and the Executive shall in good faith agree on a form of public announcement to be made by the Company in connection with such termination of employment.

                  (b) Salary and Benefits. During the Employment Period, the Company will pay the Executive a base salary at the rate of $250,000 per annum (the "Base Salary"), payable in installments consistent with the

Company's normal payroll schedule, subject to applicable withholding and other taxes. The Executive's Base Salary shall be reviewed at least annually for merit increases and may, by action and in the sole discretion of the Board, be increased at any time or from time to time. The Executive's Base Salary (including any increase thereto made pursuant to the preceding two sentences) for any partial year during the Employment Period will be prorated based upon the number of days elapsed in such year. In addition to the salary payable to Executive pursuant to this Section 2(b), the Executive will be entitled to the following benefits during the Employment Period, unless otherwise altered by the
Board:

                           (i) The Executive will be entitled to participate in all medical and hospitalization, dental, group life insurance, and any and all other fringe benefit plans as are presently and hereinafter provided by the Company to its executives.
                           (ii) The Executive will be entitled to reimbursement for reasonable business expenses incurred by the Executive, upon submission of appropriate substantiation by the Executive.

                           (iii) The Company shall provide the Executive with the use of a leased automobile (either a Lincoln Town Car or a vehicle of similar cost).

                           (v) The Company shall provide the Executive with furnished rental living accommodations in the Madison/Portage Wisconsin geographic area. Such accommodations shall be selected by the Executive; however, the rental terms (including, without limitation, the amount of the periodic lease payments) shall be reasonably acceptable to the Company. The Company shall be responsible for any security deposit (and shall be entitled to any refund thereof), as well as all utility and incidental expenses in connection therewith.

                           (vi) The Company shall, upon the receipt of proper substantiation, reimburse the Executive for amounts actually paid by him for air travel for him and his spouse between Detroit, Michigan and Madison, Wisconsin.

                  (c) Services. During the Employment Period, the Executive will serve as the President and Chief Executive Officer of the Company and will render such services of an executive and administrative character to the Company as the Board or the Chairman of the Board may from time to time direct. The Executive will devote his best efforts and his business time and attention (except for vacation periods and reasonable periods of illness or other incapacity) to the business of the Company and its Affiliates. During the Employment Period, the Executive will serve as a member of the Board.

                  (d) Severance Pay; Continuation of Certain Benefits. In the event that the Executive's employment is terminated by the Board without Cause pursuant to Section 2(a)(iv) above, the Company will pay to the Executive all amounts due to the Executive as Base Salary pursuant to Section 2(b) above for a period of twelve months after the date on which the Executive's employment is terminated pursuant to Section 2(a)(iv) hereof. Any such severance pay shall be payable in installments on the payment dates on which such Base Salary would have been paid if the Employment Period had continued for such twelve month period and, except as otherwise provided in the next sentence and in Section 2(e) hereof, the Company will have no further obligation to the Executive. During twelve month period commencing on the date the Executive's employment is terminated without Cause pursuant to Section 2(a)(iv) above (the "Continuation Period"), the Company will use its best efforts to cause the Executive, his spouse and dependents to be provided with medical, dental and any other health benefits and coverage in amounts and on terms no less favorable than provided immediately prior to the expiration of the Employment Period, and in all other respects shall use all reasonable efforts to cause the Executive to be treated in a manner that will cause him to remain eligible for said coverage through and until the expiration of the Continuation Period, at no cost to him (subject, however, to (x) any applicable deductibles, (y) applicable co-payment charges, and (z) the employee portion of premium charges, if applicable).

                  (e) Incentive Compensation. The Executive shall be entitled to receive incentive compensation with respect to the period beginning on the date hereof and ending December 31, 1997 by action and in an amount determined in the discretion of the Board. The Company and the Executive acknowledge that the target amount of such incentive compensation for the Company's 1997 fiscal year shall be $150,000 (which shall be prorated for the period from the date hereof through December 31, 1997), based on the Board's assessment of the Executive's performance. The Executive shall also be entitled to receive incentive compensation (the "Incentive Compensation") with respect to each of the Company's fiscal years ending December 31, 1998, 1999, 2000 and 2001 (a "Bonus Year"), in an amount determined pursuant to a performance-based plan to be agreed to, in good faith, by the Company and Executive on or before December 31, 1997. Exhibit A hereto sets forth certain preliminary understandings of the Company and the Executive with respect to such performance-based plan. Except as otherwise provided in the penultimate sentence of this Section 2(e), the Executive shall not be entitled to any Incentive Compensation with respect to any such fiscal year if he is not an employee of the Company through the end of such fiscal year. For purposes of this Agreement, the amount of Incentive Compensation payable with respect to any fiscal year of the Company (net of any tax or other amount properly withheld therefrom) shall be paid by the Company to the Executive within 75 days after the end of such fiscal year; provided, however, that in the event any Incentive Compensation is paid prior to the issuance of the Company's audited financial statements with respect to such fiscal year, any amount paid shall be subject to increase or decrease based upon the results of such audited financial statements. Notwithstanding the foregoing, if the Executive's employment hereunder is terminated without Cause during any of the fiscal years ending December 31, 1998, 1999, 2000 or 2001, then notwithstanding the fact that the Executive is not employed by the Company through the end of the fiscal year in which such termination occurs, the Executive shall be entitled to receive the Incentive Compensation that would have otherwise been payable to him had he been employed by the Company through the end of such fiscal year, prorated based upon the number of days elapsed in such year through the effective date of such termination without Cause. Any such prorated Incentive Compensation shall be paid to the Executive within 75 days after the end of such fiscal year; provided, however, that in the event any Incentive Compensation is paid prior to the issuance of the Company's audited financial statements with respect to such fiscal year, any amount paid shall be subject to increase or decrease based upon the results of such audited financial statements.

         3. Nondisclosure. While employed by the Company and during the periods described in the last sentence of this Section 3 the Executive (a) will receive and hold all Company Information in trust and in strictest confidence, (b) will take reasonable steps to protect the Company Information from disclosure and will in no event take any action causing, or fail to take any action reasonably necessary to prevent, any Company Information to lose its character as Company Information, and (c) except as required by the Executive's duties in the course of his employment by the Company, will not, directly or indirectly, use, disseminate or otherwise disclose any Company Information to any third party without the prior written consent of the Company, which may be withheld in the Company's absolute discretion. The provisions of this Section 3 shall survive the termination of the Executive's employment (i) for a period of three years with respect to Confidential Information, and (ii) with respect to Trade Secrets, for so long as any such information qualifies as a Trade Secret under applicable law.

         4. Books and Records. All books, records, reports, writings, notes, notebooks, computer programs, sketches, drawings, blueprints, prototypes, formulas, photographs, negatives, models, equipment, chemicals, reproductions, proposals, flow sheets, supply contracts, customer lists and other documents and/or things relating in any manner to the business of the Company and its Affiliates (including but not limited to any of the same embodying or relating to any Confidential Information or Trade Secrets), whether prepared by the Executive or otherwise coming into the Executive's possession, shall be the exclusive property of the Company and shall not be copied, duplicated, replicated, transformed, modified or removed from the premises of the Company except pursuant to the business of the Company and its Affiliates and shall be returned immediately to the Company on termination of the Executive's employment hereunder or on the Company's request at any time.

         5. Inventions and Patents. The Executive agrees that all inventions, innovations or improvements in the Company's method of conducting its business (including new contributions, improvements, ideas and discoveries, whether patentable or not) conceived or made by him during his employment with the Company belong to the Company. The Executive will promptly disclose such inventions, innovations or improvements to the Board and perform all actions reasonably requested by the Board to establish and confirm such ownership.

         6. Other Businesses. During the Employment Period, the Executive agrees that he will not, except with the express written consent of the Board, become engaged in, render services for, or permit his name to be used in connection with, any business other than the business of the Company and its Subsidiaries and Affiliates.

        7. Noncompetition. During the one year period following the expiration of the Employment Period, the Executive will not, directly or indirectly, engage in or have any interest in any sole proprietorship, partnership, corporation, limited liability company or business or any other Person (other than the Company or any of its Subsidiaries), whether as an employee, officer, director, partner, agent, security holder, creditor, consultant or otherwise, that directly or indirectly is engaged in the design, manufacture or sale of
(a) pickup truck bedliners or (b) any other light truck accessory that is sold by the Company or any of its Subsidiaries as of the date hereof, in the United States of America, Australia, Brazil or Mexico; provided, however, that nothing herein shall be deemed to prevent the Executive from acquiring through market purchases and owning, solely as an investment, less than one percent in the aggregate of the equity or debt securities of any class of any issuer whose shares are registered under Section 12(b) or 12(g) of the Securities Exchange Act of 1934, as amended, and are listed or admitted for trading on any United States national securities exchange or are quoted on the National Association of Securities Dealers Automated Quotations System, or any similar system of automated dissemination of quotations of securities prices in common use, so long as he is not a member of any "control group" (within the meaning of the rules and regulations of the United States Securities and Exchange Commission) of any such issuer. The Executive agrees that the covenant provided for in this
Section 7 is reasonable and necessary in terms of time, activity and territory to protect the Company's interests and in protecting (i) the Trade Secrets,
(ii) substantial relationships of the Company and its Subsidiaries with customers throughout the United States of America, Australia, Brazil and Mexico, and (iii) customer goodwill associated with the business of the Company and its Subsidiaries. The Executive acknowledges that this Section 7 may be enforced by the Company and any other permitted assignees of the Company. To the extent that the covenant provided for in this Section 7 may later be deemed by a court to be too broad to be enforced with respect to its duration or with respect to any particular activity or geographic area, the court making such determination shall have the power to reduce the duration or scope of the provision, and to add or delete specific words or phrases to or from the provision.

         8. Non-Solicitation. The Executive agrees that during the Employment period and during the two year period following the expiration of the Employment Period, he will not, directly or indirectly, solicit for employment or employ (or attempt to solicit for employment or employ), for himself or on behalf of any sole proprietorship, partnership, corporation, limited liability company or business or any other Person (other than the Company or any of its Subsidiaries) any of the employees of the Company or any of its Subsidiaries or encourage any such employee to leave his or her employment with the Company or any of its Subsidiaries.

         9. Notices. Any notice provided for in this Agreement must be in writing and must be either personally delivered, or mailed by certified or registered mail, return receipt requested, postage prepaid to the recipient at the address below indicated:

                  To the Company:

                  c/o Trivest II, Inc.
                  2665 South Bayshore Drive
                  Suite 800
                  Miami, Florida  33133
                  Attention: General Counsel

                  To Executive:

                  c/o Penda Corporation
                  2344 W. Wisconsin Street
                  P.O. Box 449
                  Portage, Wisconsin  53901-0449

or such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party. Any notice under this Agreement will be deemed to have been given when so delivered or mailed.

         10. Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

         11. Complete Agreement. This Agreement, those documents expressly referred to herein and other documents of even date herewith embody the complete agreement and understanding among the parties and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

         12. Counterparts. This Agreement may be executed on separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement. Any telecopied signature shall be deemed a manually executed and delivered original.

         13. Successors and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by the Executive and the Company and their respective successors and assigns (and, in case of the Executive, heirs and personal representatives), except that Executive may not assign any of his rights or delegate any of his obligations hereunder.

         14. Remedies. The Company will be entitled to enforce its rights under this Agreement specifically, to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights existing in its favor. The parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Agreement and that the Company may in its sole discretion apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive relief in order to enforce or prevent any violations of the provisions of this Agreement.

         15. Damages. Nothing contained herein shall be construed to prevent any party hereto from seeking and recovering from the other damages sustained by either or both of them as a result of its or his breach of any term or provision of this Agreement. In the event that either party hereto brings suit for the collection of any damages resulting from, or for the injunction of any action constituting, a breach of any of the terms or provisions of this Agreement, then the party found to be at fault shall pay all reasonable costs, fees (including reasonable attorneys' fees) and expenses of the other party.

         16. Choice of Law. This Agreement shall be governed and construed in accordance with the laws of the State of Florida without regard to conflicts of laws principles thereof and all questions concerning the validity and construction hereof shall be determined in accordance with the laws of said state. Each party hereby irrevocably submits to the exclusive jurisdiction of any state or federal court sitting in the County of Dade, State of Florida in any action or proceeding arising out of or relating to this Agreement and hereby irrevocably agrees, on behalf of himself or itself and on behalf of such party's successor's and assigns, that all claims in respect of such action or proceeding may be heard and determined in any such court and irrevocably waives any objection such person may now or hereafter have as to the venue of any such suit, action or proceeding brought in such a court or that such court is an inconvenient forum. The parties further agree that the mailing by certified or registered mail, return receipt requested, to the addresses specified for notice in this Agreement, of any process or summons required by any such court shall constitute valid and lawful service of process against them, without the necessity for service by any other means provided by statute or rule of court. In the event that an action or proceeding arising out of or relating to this Agreement shall be commenced in a court described in the second sentence of this
Section 16 and such court, by a final and nonappealable order, shall refuse to exercise in personam jurisdiction over the Company or the Executive, as the case may be, then the parties hereto shall not be precluded from litigating such action or proceeding in any other court of competent jurisdiction.

         17. Waiver of Jury Trial. THE PARTIES HERETO HEREBY WAIVE TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED

WITH THIS AGREEMENT, THE RELATED DOCUMENTS OR THE RELATIONSHIP ESTABLISHED HEREUNDER.

         18. Amendments and Waivers. No provision of this Agreement may be amended or waived without the prior written consent of the parties hereto.

         19. Business Days. Whenever the terms of this Agreement call for the performance of a specific act on a specified date, which date falls on a Saturday, Sunday or legal holiday, the date for the performance of such act shall be postponed to the next succeeding regular business day following such Saturday, Sunday or legal holiday.

         20. No Third Party Beneficiary. Except for the parties to this Agreement and their respective successors and assigns, nothing expressed or implied in this Agreement is intended, or will be construed, to confer upon or give any person other than the parties hereto and their respective successors and assigns any rights or remedies under or by reason of this Agreement.


         IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first above written.

                                PENDA CORPORATION



                                By: __________________________________
                                         Peter C. Brockway
                                         Chairman of the Board



                                ______________________________________
                                JACK L. THOMPSON

                                    EXHIBIT A

                    PRELIMINARY INCENTIVE COMPENSATION TERMS

1.       The target amount for annual Incentive Compensation shall be $150,000.

2. The target amount will be earned if performance objectives in a mutually agreed upon plan for the business are met.

3. The actual Incentive Compensation for any Bonus Year can be lower or higher than the target amount, depending on the Company's performance relative to the agreed upon performance objectives.